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                                                              EXHIBIT 99.(a)(18)

                           DELAWARE POOLED TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION


         Delaware Pooled Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting held on June 17, 1999, adopted resolutions classifying and allocating unallocated and unissued common stock of the Corporation as follows:

         Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as The Balanced Portfolio;

         Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as The Equity Income Portfolio;

         Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as The International Small-Cap Portfolio; and

         Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as The Select Equity Portfolio.

         SECOND: The shares of each of The Balanced, Equity Income, International Small-Cap and Select Equity Portfolios shall have the rights and privileges, and shall be subject to the limitations and priorities, set forth in the Charter of the Corporation.

         THIRD: The shares of each of The Balanced, Equity Income, International Small-Cap and Select Equity Portfolios have been classified by the Board of Directors pursuant to authority contained in the Charter of the Corporation.


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         IN WITNESS  WHEREOF,  Delaware Pooled Trust,  Inc. has caused these
Articles Supplementary to be signed in its name and on its behalf this 18th day of June, 1999.

                                          DELAWARE POOLED TRUST, INC.



                                          By: /s/Michael D. Mabry
                                              ----------------------------------
                                              Michael D. Mabry
                                              Vice President/Assistant Secretary


Attest:




/s/ Michael T. Pellegrino
-------------------------
Name: Michael T. Pellegrino
Title: Assistant Vice President/
       Assistant Secretary






                  THE UNDERSIGNED, Vice President, Assistant Secretary and Associate General Counsel of DELAWARE POOLED TRUST, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.




                                              /s/ Michael D. Mabry
                                              --------------------
                                              Michael D. Mabry